Exhibit 10.26

BRIGHTSPRING HEALTH SERVICES

805 N. Whittington Parkway
Louisville, KY 40222

(502) 394-2100

www.BrightSpringHealth.com

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made effective as of the 1st day of January, 2023, between Res-Care, Inc. DBA BrightSpring Health Services (the "Company"), and Jennifer Phipps ("Executive").

WHEREAS, Executive has worked for the Company for several years, and as of the date hereof was promoted to a new position within the Company with different compensation and responsibilities.

WHEREAS, based on this promotion, this Agreement is intended to novate and replace any and all former understandings or agreements between the parties, including but not limited to the Amended and Restated Employment Agreement entered into by Executive on January 10, 2018 (the "Prior Employment Agreement").

WHEREAS, Executive desires to be employed with the Company in the position of Chief Financial Officer Home Care & Chief Accounting Officer and the Company is desirous of having Executive in such position; and

WHEREAS, the Company and Executive desire to execute this Agreement and agree to he bound by the terms thereof.

NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth herein, the parties agree as follows:

1.
Title. As of the date hereof, Executive shall serve as Chief Financial Officer Home Care & Chief Accounting Officer of the Company. Executive shall, subject to the supervision and control of the President of the Company ("President"), or the President's designee (the "Supervising Officer"), serve as the Chief Financial Officer Home Care & Chief Accounting Officer and perform such duties and exercise such powers over and with regard to the business of the Company, its affiliates and their operations as may be prescribed from time to time by the Supervising Officer. Executive's duties and responsibilities, post of duty, title, and Supervising Officer may change from time to time by reason of changes in the needs of the Company. Executive shall devote Executive's full business time, attention, energies and talents exclusively to the business of the Company and its affiliates and subsidiaries and to no other business, except with the Company's written consent, which shall not be unreasonably withheld. Executive's principal place of employment shall be at the Company's headquarters in the Louisville, Kentucky metropolitan area, although Executive understands and agrees that Executive may be required to travel frequently for business reasons.
2.
Term. This Agreement shall have an initial term commencing on the date first listed above (the "Commencement Date") and ending twelve (12) months thereafter, subject to earlier termination only in accordance with the provisions of this Agreement ("Initial Term"). This Agreement will automatically renew for successive periods of twelve (12) months each (the "Additional Term(s)") on the same terms and conditions unless Executive or the Company

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

provides written notice of non-renewal no later than thirty (30) days prior to the end of the Initial Term or any then effective Additional Term (which non-renewal by Executive is not a termination without Cause or a resignation for Good Reason under Section 7 and which non-renewal by the Company shall be deemed a termination without Cause under Section 7). Sections 9 through 20 shall survive the expiration, non-renewal or termination of this Agreement.

3. Base Salary; Annual Bonus Opportunity; Benefits.

(a)
The Company shall pay to Executive an annual salary (the "Base Salary"), which shall be $320,000 as of the effective date of this Agreement, subject to applicable federal, state, and local tax withholding. Such Base Salary shall be paid to Executive in the same manner and on the same payroll schedule on which other Company employees receive payment. The Base Salary may be adjusted from time to time for changes in Executive's responsibilities, for market adjustments, or for any other reason as determined by the Supervising Officer or the President.
(b)
In respect of each fiscal year, Executive shall be eligible for an annual incentive bonus award determined by the Company (the "Annual Bonus") with a target of 50% of Executive's Base Salary. The award will be based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Company in its sole discretion. The Annual Bonus shall otherwise be subject to the terms and conditions of the annual bonus plan adopted by the Company, if any, under which bonuses are generally payable to senior executives of the Company, as in effect from time to time. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company. Subject to the conditions provided under Section 7 in connection with Executive's termination of employment, Executive must be employed on the date the Annual Bonus is paid to be entitled to the Annual Bonus.
(c)
Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated senior executives of the Company. Executive shall also be entitled to the same number of holidays, vacation, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company's ability to amend, suspend, or terminate any employee benefit plan or policy at any time, and the right to do so is expressly reserved.
(d)
Executive is authorized to incur reasonable business expenses in carrying out Executive's duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such reasonable business expenses, subject to documentation and otherwise in accordance with the Company's policy(ies), as in effect from time to time

4. Non-Equity Incentive Plan, Stock Option Plan, Other Benefit Plans. At the

discretion of the Company, Executive may be eligible for participation in any non-equity incentive

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

plan and/or stock option plan with respect to the Company, or the Company's parent corporation, while employed by the Company. If eligible, Executive will be notified by the Supervising Officer and participation in such plans will be governed not by this Agreement but by separate plan documents.

5.
Employment Status. The terms of Executive's employment with the Company shall be governed by this Agreement. Notwithstanding anything herein to the contrary, the Company makes no express or implied commitment that Executive's employment will have a minimum or fixed term, or that the Company may take adverse employment action only for "cause." Executive's employment is terminable at any time for any reason or no reason, and shall terminate automatically upon Executive's death. Either Executive or the Company may terminate the employment relationship at any time for any reason or no reason. However, Executive agrees to give the Company not less than 30 days prior written notice of Executive's voluntary termination. Upon any cessation of Executive's employment, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other Affiliated Company.
6.
Disability. Executive's employment shall terminate hereunder at the earlier of (a) immediately upon the Company's determination (conveyed by a notice to Executive) that Executive is subject to a permanent disability, and (b) Executive's absence from Executive's duties hereunder for 180 days. "Permanent disability" for purposes of this Agreement shall mean the onset of a physical or mental disability which prevents Executive from performing the essential functions of Executive's duties hereunder, which is expected to continue for 180 days or more, subject to any reasonable accommodation required by state and/or federal disability anti-discrimination laws, including, but not limited to, the Americans With Disabilities Act of 1990, as amended.
7.
Compensation upon Termination Without Cause or Resignation for Good Reason.

(a) As additional consideration beyond providing Executive with access to and use of the Confidential Information, for the continuation of the noncompetition and confidentiality covenants of Executive in this Agreement after the Date of Termination and as separation pay, notwithstanding anything herein to the contrary, if Executive's employment is terminated without Cause by the Company or terminated for Good Reason by Executive, Executive shall receive the following (the "Severance Benefits"): (i) Executive's then current Base Salary for twelve (12) months after the Date of Termination, payable in equal installments on the same payroll schedule on which other Company employees receive payment; (ii) the employer portion of Executive's COBRA coverage premiums for twelve (12) months (or such shorter time if such coverage terminates earlier under Section 4980B of the Code), provided that Executive shall continue to pay the same amount toward the cost of such premiums as paid immediately prior to the last day of Executive's active employment and shall comply with applicable election and eligibility requirements; and (iii) payment of Executive's Annual Bonus at 100% of target, prorated based on the number of calendar days of such year elapsed through the date of Executive's

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

Date of Termination, payable at the same time as such bonuses are paid to other executives, but in no event later than March 15th of the year following the year in which Executive's Date of Termination occurs. Following such termination of Executive's employment by the Company without Cause or resignation by Executive for Good Reason, except as set forth in this Section 7(a) and the Accrued Obligations, Executive shall have no further rights to any compensation or any other benefits under this Agreement or otherwise and Executive's sole and exclusive remedy upon a termination of employment by the Company without Cause or resignation for Good Reason shall be receipt of the Severance Benefits.

(b) Notwithstanding any provision herein to the contrary, the payment of the Severance Benefits shall be conditioned upon Executive's execution, delivery to the Company, and non-revocation of a release drafted by, and in form and substance acceptable to, the Company (the "Release") (and the expiration of any revocation period contained in such Release) within sixty (60) days following the Date of Termination. If Executive fails to execute the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive's acceptance of such Release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes "nonqualified deferred compensation" for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the Date of Termination, but for the condition of executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

8.
Other Termination. No pay continuation or other payments under Section 7 will be payable to Executive if Executive voluntarily terminates Executive's employment with the Company (other than for Good Reason), if employment terminates due to death or disability, or if the Company terminates Executive's employment for Cause or upon any non-renewal under Section 2. Upon any termination of Executive's employment, Executive shall be entitled to the following and (except if Section 7 is applicable and then only to the extent set forth in Section 7) no other compensation or benefits (the "Accrued Obligations"): (a) earned but unpaid Base Salary and accrued but unused vacation through the Date of Termination, payable within thirty (30) days of the Date of Termination; (b) unreimbursed business expenses, payable within thirty (30) days of the Date of Termination; and (c) amounts or benefits due under any benefit or equity plan, program or arrangement, in accordance with the terms contained therein. Without limiting the foregoing, and except if Section 7 is applicable and then only to the extent set forth in Section 7, Executive acknowledges and agrees that Executive shall not be entitled to any unpaid bonus (as Executive must be employed on the date any bonus is paid to be eligible to receive any bonus).
9.
Executive Covenants.

(a) Acknowledgments. Executive acknowledges as follows:

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

(i)
Executive's services hereunder are of a special, unique and extraordinary character and that Executive's position with the Company places Executive in a position of confidence and trust with the operations of Company, its subsidiaries and affiliates, including, without limitation, Res-Care, Inc. d/b/a BrightSpring Health Services, a Delaware corporation, and PharMerica Corporation, a Delaware corporation and each of their respective subsidiaries and affiliates (collectively, along with the Company, the "Affiliated Companies" and each individually an "Affiliated Company") and allows Executive access to and use of Confidential Information.
(ii)
Company has provided Executive with a unique opportunity as set forth herein.
(iii)
The nature and periods of the restrictions contained in this Agreement are fair, reasonable and necessary to protect and preserve for the Company and the other Affiliated Companies the benefits of Executive's employment hereunder.
(iv)
The Affiliated Companies would sustain great and irreparable loss and damage if Executive were to breach any of such covenants.
(v)
The Affiliated Companies conduct and are aggressively pursuing the conduct of the Business of this Agreement actively in and throughout the entire Territory.
(vi)
The Territory is reasonably sized because the current Business of the Affiliated Companies is conducted throughout various geographic areas. The Affiliated Companies are aggressively pursuing expansion and new operations throughout such geographic area and the Affiliated Companies require the entire Territory for profitable operations.
(vii)
Due to Executive's position and duties, Executive will have a level of involvement in many, if not all, aspects of the Business in the Territory.
(viii)
Executive acknowledges that as additional consideration for the covenants set forth in this Section 9, and as consideration for the length of the covenant contained in Sections 9(b)(i), 9(b)(ii) and 9(b)(iii), (A) Executive received a promotion and Executive's base salary was increased, (B) a contractual bonus opportunity along with an obligation of the Company to a minimum target percentage of Base Salary for the annual bonus (where currently the target percentage is not guaranteed can be modified anytime by the Company) were added as Section 4(b) of this Agreement, and (C) there were changes to the Prior Employment

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

Agreement that benefit Executive including, without limitation, in Section 7(a)(i) extending severance from nine (9) months to twelve (12) months and including the additional severance in Section 7(a)(ii) and 7(a)(iii), adding the final sentence of Section 9(b)(iii) limiting the applicability of the noncompete in certain situations and changing the definition of "Business" to eliminate the divested workforce business so that the non-compete no longer applies to that business line.

(b) Non-Compete and Non-Solicitation Covenants. Having acknowledged the statements in Section 9(a), Executive covenants and agrees with the Company and the other Affiliated Companies that:

(i)
Non-Solicitation and No Hire of Employees or Others. From the Commencement Date until the Date of Termination and for twelve (12) months thereafter, (A) Executive will not directly or indirectly encourage, solicit, or induce, or attempt to encourage, solicit or induce any employee, agent, contractor or representative of the Company and/or the other Affiliated Companies to terminate such Person's employment or contractual relationship with the Company or any of the other Affiliated Companies (or devote less than full time efforts to its business), and (B) Executive will not directly or indirectly hire or attempt to hire: (1) for any competitive position with any competitor any Person who is an employee, agent, contractor or representative of the Company or any of the other Affiliated Companies at such time (or who has been an employee, agent, contractor or representative of the Company or any of the other Affiliated Companies at any time within the preceding year) or (2) for any position with any business any Person who is an employee, agent, contractor or representative of the Company or any of the other Affiliated Companies at such time (or who has been an employee, agent, contractor or representative of the Company or any of the other Affiliated Companies at any time within the preceding year or during the Executive's last year of employment with the Company).
(ii)
Non-Solicitation of Clients/Patients/Customers. From the Commencement Date until the Date of Termination and for twelve (12) months thereafter, Executive will not, in a competitive capacity, on behalf of any Person other than the Company or any of the other Affiliated Companies, directly or indirectly:
(A)
solicit, divert (or attempt to solicit or divert) or accept competitive business from any client, patient or customer or referral source of the Company or any of the other Affiliated Companies;
(B)
solicit, divert (or attempt to solicit or divert) or accept competitive business from any client, patient or customer or referral source of the Company or any of the other Affiliated Companies

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

with whom Executive has had contact (either directly or indirectly) or over which Executive has had responsibility at any time in the one (1) year preceding Executive's separation or about whom Executive has obtained Confidential Information;

(C)
solicit, divert (or attempt to solicit or divert) or accept competitive business from any prospective client, patient or customer or prospective referral source of the Company or any of the other Affiliated Companies with respect to which the Company or any of the other Affiliated Companies has devoted or invested time, effort or expense in an effort to develop a business relationship or has identified in writing; or
(D)
solicit, divert (or attempt to solicit or divert) or accept competitive business from any prospective client, patient or customer or prospective referral source of the Company or any of the other Affiliated Companies with whom Executive has had contact (either directly or indirectly) or over which Executive has had responsibility at any time in the one (1) year preceding Executive's separation or about whom Executive has obtained Confidential Information.

(iii) Non-competition within the Territory. From the Commencement Date until the Date of Termination and for twelve (12) months thereafter, Executive will not directly or indirectly, in a competitive capacity within the Territory, own, manage, finance, operate, control or participate in ownership, management, finance, operation or control of, act as an agent, consultant, or be employed with, any Person that is engaged in the Business. For purposes of this Agreement, the term "competitive capacity" shall mean (A) performing tasks or duties similar to those Executive performed in Executive's last year of employment at the Company or any other Affiliated Company for a competitor of the Company or any other Affiliated Company; (B) managing/supervising those who, for a competitor of the Company or any other Affiliated Company, perform tasks or duties similar to those which Executive performed in Executive's last year of employment at the Company or any other Affiliated Company; or (C) performing, on behalf of a competitor of the Company or any other Affiliated Company, tasks or duties in which Executive utilizes any Confidential Information that Executive learned in the course of Executive's relationship with the Company or any other Affiliated Company. Executive further agrees that from the Commencement Date until the Date of Termination, Executive will not undertake any planning for or organization of any business activity that would be competitive with the Business. Notwithstanding the foregoing, this Section 9(b)(iii) shall not

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

apply after the Date of Termination if both (1) on the Date of Termination the President as of the Commencement Date is no longer employed by the Company or Affiliated Companies and (2) Executive is not entitled to Severance Benefits (or does not otherwise receive severance from the Company or its Affiliated Companies) after the Date of Termination.

(iv) Tolling. If Executive violates the Non-compete and/or Non-Solicitation provisions of this Section 9 after the Date of Termination, Executive shall continue to be bound by the restrictions set forth herein until an aggregate period of twelve (12) months have expired following the Date of Termination during which Executive has complied with such provisions.

(c)
Confidentiality and Non-disparagement Covenants. Having acknowledged the statements in Section 9(a) above, Executive covenants and agrees that, commencing on the Commencement Date (i) at all times after the Commencement Date, including after the Date of Termination, Executive will not directly or indirectly disclose or use or otherwise exploit for Executive's own benefit, or the benefit of any other Person, except as may be necessary in the performance of Executive's duties hereunder, any Confidential Information, and (ii) at all times after the Commencement Date, including after the Date of Termination, Executive will not disparage or comment negatively about the Company or any of the other Affiliated Companies, or their respective officers, directors, managers, employees, policies or practices. Notwithstanding the foregoing, nothing in this Agreement is intended to interfere with, discourage or restrict statements or disclosures made in good faith to any governmental entity related to a suspected violation of any law, in connection with any filing or return filed with any governmental authority, in connection with any dispute between Executive and the Company or any of the Affiliated Companies, or as required under applicable law. This Section 9(c) shall not limit Executive's obligations under any applicable trade secret act.
(d)
Defend Trade Secrets Act (DTSA) Notice. Pursuant to 18 USC § 1833(b), Executive cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, should Executive pursue legal action against the Company or any other Affiliated Company for retaliation based on the reporting of a suspected violation of law, Executive may disclose a trade secret to Executive's attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. None of the Company or any of the other Affiliated Companies will retaliate against Executive in any way for the disclosure made in accordance with the law; however, Executive agrees to immediately notify the Company of such requirement and provide the Company with an opportunity to seek an appropriate protective order.

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

(e) Inventions. Having acknowledged the statements in Section 9(a), Executive hereby covenants and agrees that Executive will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Executive may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, whether or not during regular working hours, provided they either: (i) relate at the time of conception or reduction to practice to the business of the Company or any other Affiliated Company, or actual or demonstrably anticipated research or development of the Company or any other Affiliated Company; (ii) result from or relate to any work performed for the Company or any other Affiliated Company; or (iii) are developed through the use of equipment, supplies, or facilities of the Company or any other Affiliated Company, or any Confidential Information, or in consultation with personnel of the Company or any other Affiliated Company (collectively referred to as "Developments"). Executive further acknowledges that all Developments made by Executive (solely or jointly with others) are "works made for hire" (to the greatest extent permitted by applicable law) for which Executive is, in part, compensated by salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Executive hereby assigns to the Company, or its designee, all Executive's right, title, and interest throughout the world in and to any such Development. Executive hereby agrees to assist the Company, or its designee, at the Company's expense, in every way to secure the rights of the Company or any other Affiliated Company in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company or any other Affiliated Company the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Executive further agrees that Executive's obligation to execute or cause to be executed, when it is in Executive's power to do so, any such instrument or papers shall continue after the Date of Termination until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse Executive for Executive's reasonable expenses incurred in connection with carrying out the foregoing obligation after the Date of Termination. If the Company is unable because of Executive's mental or physical incapacity or unavailability for any other reason to secure Executive's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then Executive hereby irrevocably

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact to act for and in Executive's behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by Executive. Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or hereafter has for past, present, or future infringement of any and all proprietary rights assigned to the Company.

(f)
Executive Certificates and Return of Company Property. Not less frequently than annually and upon the cessation of Executive's employment hereunder for any reason or no reason, Executive shall promptly comply with Executive's obligation to deliver a certificate (ResCare Annual Employment Re-Certification Eligibility Form), which certificate may be completed online in accordance with Company policy. Upon termination of Executive's employment hereunder for any reason whatsoever, Executive shall promptly return to the Company any property of the Company or any of the other Affiliated Companies then in Executive's possession or control, including without limitation, any Confidential Information or any electronic devices owned by the Company or any of the other Affiliated Companies in Executive's possession or control or otherwise purchased by the Company or any of the other Affiliated Companies on Executive's behalf without deletion or modification of any business related or personal data, software, or programs then existing on such devices.
(g)
Injunctive Relief and Invalidity of any Provision. Executive acknowledges that Executive's breach of the provisions of Section 9 of this Agreement will result in irreparable injury to the Company and the other Affiliated Companies and that the remedy at law of such parties for such a breach will be inadequate. Accordingly, Executive agrees and consents that the Company and each of the other Affiliated Companies in addition to all other remedies available to them at law and in equity, shall be entitled to both preliminary and permanent injunctions in a court of competent jurisdiction to prevent and/or halt a breach or threatened breach by Executive of this Agreement. Executive further acknowledges and understands that the Company is entitled to recover its costs, expenses and attorneys' fees incurred in obtaining enforcement of the restrictive covenants in Section 9 of this Agreement or relief from Executive's breach of such covenants or in any litigation involving the restrictive covenants of Section 9 in this Agreement in which the Company prevails in any respect. If any provision of this Agreement is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment. A court with jurisdiction over the matters contained in this Agreement shall have the authority to revise the language hereof to the extent necessary to make any such section or covenant of this Agreement enforceable to the fullest extent permitted by law.

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

(h) Disclosure of Existence of Agreement. To preserve the Company's rights under this Agreement, the Company may advise any third party of the existence of this Agreement and its terms, and Executive specifically releases and agrees to indemnify and hold the Company harmless from any liability for doing so.

10. Mutual Agreement to Arbitrate. Executive and the Company understand and agree that any existing or future dispute or claim arising out of or related to this Agreement, Executive's employment, or the termination of such employment, will be resolved by final and binding arbitration and that no other forum for dispute resolution will be available to either party, except as to those claims identified below. The decision of the arbitrator shall be final and binding on both parties and it shall be enforceable by any court having proper jurisdiction. The arbitration proceedings shall be conducted pursuant to the Federal Arbitration Act, and in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"). Except as mutually agreed by the parties, the arbitration shall be conducted in Louisville, Kentucky. The arbitrator will have all the powers a judge would have in dealing with any question or dispute that may arise before, during and after the arbitration. Claims not covered by this agreement to arbitrate are:

(a)
Claims under Title VII of the Civil Rights Act of 1964 or any tort related to or arising out of sexual assault or harassment, including assault and battery, intentional infliction of emotional distress, false imprisonment, or negligent hiring, supervision, or retention,
(b)
Claims for benefits under the workers' compensation, unemployment insurance and state disability insurance laws, and
(c)
Claims for injunctive relief and any other equitable relief arising out of the Company's efforts to enforce Section 9 of this Agreement.

The Company agrees to bear the costs of the arbitrator's fee and all other costs related to the arbitration, assuming such costs are not expenses that Executive would be required to bear if bringing or defending the action in a court of law. Executive and the Company shall each bear the fees and costs of their own attorneys, experts or other representatives incurred in connection with the arbitration, and the arbitrator will not have authority to award fees and costs unless a statute at issue in the dispute or other appropriate law authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys' fees as permitted by the applicable statute or law.

11. Definitions. For purposes of this Agreement:

(a)
"AAA" shall have the meaning set forth in Section 10.
(b)
"Accrued Obligations" shall have the meaning set forth in Section 8.
(c)
"Additional Term(s)" shall have the meaning set forth in Section 2.
(d)
"Affiliated Company(ies)" shall have the meaning set forth in Section 9(a)(i).

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

(e) "Agreement" shall have the meaning set forth in the preamble. "Annual Bonus" shall have the meaning set forth in Section 3(b).

(g)
"Base Salary" shall have the meaning set forth in Section 3(a).
(h)
"Business" shall mean (i) the provision of pharmacy services to skilled nursing homes, assisted living facilities, hospitals, group homes (e.g., related to intellectual or developmental disability clients and/or residents), drug treatment and mental health centers and other institutional settings; (ii) the provision of pharmacy services to individuals directly in the home, for self-administration, hospice, infusion in the home, or otherwise, or directly in the physician or clinic setting; (iii) the provision of services in the specialty pharmacy market; (iv) home care, home health, hospice or any kind of clinical or non-clinical periodic services to the elderly; (v) the provision of in-home or in-clinic (e.g., outpatient) rehabilitation and therapy; (vi) the provision of services to persons with intellectual and/or developmental disabilities, including, but not limited to, autism spectrum disorders, persons who have been dually diagnosed, services to persons with brain injuries or neuro rehabilitation therapy needs, and pharmacy-related services or products with respect to individuals who are receiving support or services from any of the Affiliated Companies or other similar providers; (vii) community or home based primary care services, including care management and care coordination services, either including physicians, and/or nurse practitioners, and/or physician assistants and associated extender care providers; (viii) the provision of skilled nursing and/or other periodic services for youth and children (ix) the provision of management and/or consulting services to third parties related to the above; and (x) the provision of services related to any business activity that is materially competitive with the then current or demonstrably planned business activities of the Company or any other Affiliated Company.
(i)
"Cause" shall mean any of the following: (i) misuse or embezzlement or misappropriation by Executive of the funds or property of the Company or any of the other Affiliated Companies; (ii) failure to disclose material financial or other material operational information relating to the Company or any of the other Affiliated Companies; (iii) Executive's breach of fiduciary duty resulting in personal profit; (iv) willful or repeated misconduct in, or gross negligence with respect to, performance of Executive's duties to the Company or any other Affiliated Company; (v) Executive's failure to devote adequate time or diligence to or to effectively carry out or implement the performance of Executive's duties; (vi) the material breach or violation by Executive of any provision of this Agreement or any written employment policy of the Company or any of the other Affiliated Companies that is applicable to Executive and has been previously made available to Executive, if such breach remains uncured after notice to Executive and failure of Executive to cure such breach or violation (if curable) within 10 business days; (vii) Executive's conviction of, or plea of nolo contendere to, any law, rule or regulation (other than minor traffic violations or similar offenses); or (viii) failure to maintain licenses, certifications or other authorizations reasonably required by the Company for Executive to

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

perform services for the Company or any other Affiliated Company, in all cases as determined in the reasonable discretion of the Chief Executive Officer.

(j)
"Code" shall mean the Internal Revenue Code of 1986, as amended.
(k)
"Company" shall have the meaning set forth in the preamble.

(1) "Commencement Date" shall have the meaning set forth in Section 2.

(m)
"Confidential Information" shall mean any business information relating to the Company or any of the other Affiliated Companies or to the Business (whether or not constituting a trade secret), which has been or is treated by the Company or any of the other Affiliated Companies as proprietary and confidential and which is not generally known to the public.
(n)
"Date of Termination" shall mean the effective date of cessation from employment with the Company and all other Affiliated Companies, for any reason or no reason.
(o)
"Developments" shall have the meaning set forth in Section 9(e).
(p)
"Executive" shall have the meaning set forth in the preamble.
(q)
"Excise Tax" shall have the meaning set forth in Section 18.
(r)
"Good Reason" shall mean the occurrence of any of the following without Executive's prior written consent (i) Executive is required to relocate to an employment location that is more than 50 miles from Executive's current employment location; (ii) Executive's Base Salary rate is reduced to a level that is less than the rate paid to Executive during the immediately prior calendar year, unless the Company makes an across-the-board reduction that applies to substantially all similarly situated employees; (iii) the Company materially breaches any of its obligations under this Agreement; or (iv) any material diminution of Executive's position, authority and duties under this Agreement. Notwithstanding the foregoing, a condition shall not be considered "Good Reason" unless (i) Executive gives the Company written notice of such condition within thirty (30) days after the material facts regarding such condition become known to Executive; (ii) the Company fails to cure such condition within twenty (20) days after receiving Executive's written notice; and (iii) Executive terminates Executive's employment within twenty (20) days after the expiration of the Company's cure period.
(s)
"Initial Term" shall have the meaning set forth in Section 2.
(t)
"Parachute Payments" shall have the meaning set forth in Section 18.
(u)
"Person" shall mean an individual, a client, a patient, a customer, a partnership, an association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise.
(v)
"President" shall have the meaning set forth in Section 1.

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

"Release" shall have the meaning set forth in Section 7(b).

"Severance Benefits" shall have the meaning set forth in Section (7)(a).

"Supervising Officer" shall have the meaning set forth in Section 1.

(z) "Territory" shall mean (i) the counties in which are located the operations for which Executive works or has worked or is responsible or has been responsible and all counties contiguous to such counties, and (ii) the counties in which are located the planned operations for which Executive may be responsible and all counties contiguous to such counties, and (iii) the states and commonwealths in which are located the operations for which Executive works or has worked or is responsible or has been responsible and all states and commonwealths contiguous to such states and commonwealths, and (iv) the states and commonwealths in which are located the planned operations for which Executive may be responsible and all states and commonwealths contiguous to such states and commonwealths, and (v) the United States of America.

12.
Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Kentucky, the location of the Company's principal office, without giving effect to any choice of law rules that would cause the laws of any jurisdiction other than the Commonwealth of Kentucky to be applied.
13.
Modification; Waiver. This Agreement may be modified only in writing, expressly referencing this Agreement and Executive by name and signed by Executive and a Company representative (other than Executive). Any waiver of any breach of this Agreement must be in writing and no waiver of any breach shall be deemed a waiver of any subsequent breach.
14.
Entire Agreement. This Agreement contains the entire agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, including but not limited to any prior employment agreement (such as the Prior Employment Agreement). Notwithstanding the foregoing, the restrictive covenants set forth herein are in addition to, and not in substitution or in lieu of, any similar covenants that may be applicable to Executive pursuant to any non-compete, employment, consulting, stock option or any other contract or agreement entered into by Executive prior to, contemporaneously with or after the entry into this Agreement (including, without limitation, that certain Confidentiality, Non-Interference and Invention Assignment Agreement entered into in connection with the issuance of stock options pursuant to the then current Stock Incentive Plan entered into prior to this Agreement which the parties acknowledge and agree remains in full force and effect) each of which shall remain in full force and effect, run parallel with this Agreement and continue in addition to those contained in this Agreement.
15.
No Prior Agreement. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive's employment hereunder and performance of duties hereunder will not conflict with or violate or breach any agreement to which Executive is bound or subject. Executive agrees to indemnify and hold harmless the Company and each other Affiliated Company for all claims, actions, damages, losses, liabilities and costs and

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

expenses (including reasonable attorneys' fees) incurred or suffered by the Company or any other Affiliated Company as a result of an actual or alleged breach of the preceding sentence. In connection with Executive's employment, Executive agrees not to use any confidential or proprietary information Executive may have obtained in connection with any prior employment.

16.
Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given on the date of delivery personally or upon deposit in the United States mail postage prepaid by registered or certified mail, return receipt requested, to the appropriate party or parties at the addresses shown (or at such other address as shall hereafter be designated by any party to the other parties by notice given in accordance with this Section 16). Notices addressed to the Company shall be sent to the attention of the General Counsel.
17.
Section 409A of the Code.
(a)
General. All payments under this Agreement are intended to be exempt from, or comply with, the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code (if applicable) and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. All payments to be made upon a termination of employment under this Agreement that are deferred compensation for purposes of Section 409A of the Code may only be made upon a "separation from service" under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment.
(b)
Six Month Delay Rule. To the maximum extent permitted under Section 409A of the Code, the benefits payable under this Agreement are intended to comply with the "short-term deferral exception" under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the "separation pay exception" under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, if any amount payable to Executive during the six (6) month period following Executive's separation from service does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of Section 409A of the Code, then such amount(s) shall hereinafter be referred to as the "Excess Amount." If at the time of Executive's separation from service, the Company's (or any entity required to be aggregated with the Company under Section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and Executive is a "specified employee" (as defined in Section 409A of the Code), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following Executive's separation from service with the Company for six (6) months following Executive's separation from service with the Company. The delayed Excess Amount shall be paid in a lump sum to Executive on the first day following the date that is six (6) months following Executive's separation from service with the Company. If Executive dies during

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A of the Code, such Excess Amount shall be paid to the personal representative of Executive's estate on the day after Executive's death. Any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(c)
Special Rule for Reimbursements. Any reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.
(d)
No Guaranty of Compliance With Section 409A. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any other Affiliated Company be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

18. 280G. If any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise by the Company or any of its affiliates (collectively, the "Parachute Payments") would subject Executive to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be One Dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. In accordance with the Section 280G regulations, any reasonable compensation for services after the date of the change in ownership or control (which shall include refraining from performing services under a noncompete and/or nonsolicit agreement or similar agreement) and any such reasonable compensation shall be excluded from the determination of Parachute Payments. Unless Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments, if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash severance benefits

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

(with the Parachute Payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in a manner that does not comply with Section 409A of the Code.

19.
Counterparts and Electronic Signatures. This Agreement may be executed in multiple counterparts or counterpart signature pages, each of which shall constitute an original agreement, but all of which shall constitute only one agreement. The exchange of copies of this Agreement or signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and shall be binding and with the same force and effect as the original Agreement for all purposes.
20.
Setoff. The Company's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or any other Affiliated Company; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 7(a)(ii) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive's other employment or otherwise.

[Signature Page Immediately Follows]

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement on the date first set forth above.

Signature: /s/Jennifer Phipps

Printed Name: Jennifer Phipps

Address for Notice:

Res-Care, Inc. dba BrightSpring Health Services

By: /s/ Lisa Nalley

Printed: Lisa Nalley

Its: SVP Human Resources

Address for Notice:

Res-Care, Inc. dba BrightSpring Health Services

805 N. Whittington Parkway — Suite 400

Louisville, KY 40222

Attn: Steve Reed, Esq., General Counsel

PharMerica Corporation

Res-Care, Inc. DBA BrightSpring Health Services